Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

Safety Shot, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$6,339,982.28	0.00015310	$970.65
Fees Previously Paid	-		-
Total Transaction Valuation	$6,339,982.28
Total Fees Due for Filing			$970.65
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$970.65

(i)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share (“Safety Shot Common Stock”), of Safety Shot, Inc. (“Safety Shot”)

(ii)	Aggregate number of securities to which transaction applies:

The aggregate number of common shares (“Yerbaé Shares”) of Yerbaé Brands Corp. (“Yerbaé”) to which the transaction is expected to apply is 68,540,349, which consists of (a) 63,085,228 Yerbaé Shares outstanding as of the date hereof; plus (b) 4,083,639 Yerbaé Shares underlying Yerbaé restricted share units and Yerbaé performance share units outstanding as of the date hereof that will be settled in Yerbaé Shares immediately prior to the closing of the transaction; and (c) 1,371,482 Yerbaé Shares expected to underly Yerbaé restricted share units and Yerbaé performance share units that Yerbaé may grant without the consent of Safety Shot, which would be settled in Yerbaé Shares immediately prior to the closing of the transaction.

(iii)

Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the product of (A) 68,540,349 Yerbaé Shares and (B) $0.0925, the average of the bid and ask prices per Yerbaé Share as of April 9, 2025, as quoted on the OTC Markets (such product, the “Maximum Aggregate Value”).

Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00015310 multiplied by the Maximum Aggregate Value.

Table 2: Fee Offset Claims and Sources

N/A